                                 SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 CVS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------------

     (5) Total fee paid:

         ---------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

     (1) Amount previously paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing party:

     -------------------------------------------------------------------------

     (4) Date Filed:
     -------------------------------------------------------------------------

                                  CVS - [LOGO]



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                 April 17, 2002

                                   10:00 A.M.


                                 CVS Corporation
                                  One CVS Drive
                         Woonsocket, Rhode Island 02895


                                 ______________


To our stockholders:

     We are pleased to invite you to attend our 2002 annual meeting of stockholders to:

     .   Elect 11 directors;

     .   Ratify the appointment of KPMG LLP as independent auditors for 2002;
         and

     .   Conduct other business properly brought before the meeting.

     Stockholders of record at the close of business on February 20, 2002 may vote at the meeting.

     Your vote is important. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by sending in a signed proxy card with a later date or by attending the meeting and voting in person.

     By Order of the Board of Directors,

     Thomas M. Ryan
     Chairman of the Board, President and Chief Executive Officer

PROXY STATEMENT TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----
Information about the Annual Meeting and Voting ...........................   1

Item 1:  Election of Directors ............................................   4

         Biographies of our Board Nominees ................................   4
         Committees of the Board of CVS ...................................   6
         Director Compensation ............................................   7
         Compensation Committee Interlocks and Insider Participation ......   7
         Share Ownership of Directors and Certain Executive Officers ......   8
         Share Ownership of Principal Stockholders ........................   9
         Management Planning and Development Committee
           Report on Executive Compensation ...............................  10
         Summary Compensation Table .......................................  14
         Stock Options ....................................................  15
         Long Term Incentive Plan .........................................  16
         Stock Performance Graph ..........................................  17
         Certain Executive Arrangements ...................................  18
         Transactions with Directors and Officers .........................  20

Item 2:  Ratification of Appointment of Independent Auditors ..............  21

Item 3:  Other Matters ....................................................  21

         Audit Committee Report ...........................................  21
         Section 16(a) Beneficial Ownership Reporting Compliance ..........  22
         Proxy Solicitation ...............................................  22
         Stockholder Proposals for Annual Meeting in 2003 .................  22

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
--------------------------------------------------------------------------------

The Board of Directors of CVS Corporation is soliciting your proxy to vote at our 2002 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing this proxy statement and the enclosed proxy card on or about March 19, 2002 to all stockholders entitled to vote. The CVS 2001 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Date, time and place of meeting

     Date:     April 17, 2002

     Time:     10:00 a.m.

     Place:    One CVS Drive
               Woonsocket, Rhode Island

Shares entitled to vote

           Stockholders entitled to vote are those who owned CVS common stock or Series One ESOP convertible preference stock (referred to throughout this proxy statement as the "ESOP preference stock") at the close of business on the record date, February 20, 2002. As of the record date, there were 391,650,661 shares of common stock and 4,885,256 shares of ESOP preference stock outstanding. All ESOP preference stock is held by The Bank of New York, as Trustee under the CVS Corporation and Subsidiaries Employee Stock Ownership Plan (the "ESOP").

           Each share of CVS common stock that you own entitles you to one vote. Each share of ESOP preference stock is entitled to the number of votes equal to the number of shares of common stock into which the share of ESOP preference stock could be converted on the record date, rounded up to the next tenth of a share (currently 2.3 votes). The ESOP preference stock is entitled to vote on all matters submitted to a vote of holders of common stock, voting with the common stock as a single class. Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to unallocated shares and shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions.

Voting your proxy

           Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote.

           The enclosed proxy card indicates the number of shares that you own.

           Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, one of the individuals named on your proxy card (your "proxy") will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares:

             .    "FOR" the election of all 11 nominees for director (as
                   described on page 4); and

             .    "FOR" the ratification of the appointment of KPMG LLP as the
                   Company's independent auditors for fiscal 2002 (as described on page 21).

           If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Revoking your proxy

     You may revoke your proxy by:

             .     sending in another signed proxy card with a later date;

             . notifying our Secretary in writing before the meeting that you have revoked your proxy; or

             .     voting in person at the meeting.

Voting in person

           If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 20, 2002, the record date for voting.

Appointing your own proxy

           If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum requirement

           A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing a majority of the votes of the common stock and the ESOP preference stock entitled to vote constitutes a quorum. Abstentions and broker "non-votes" are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote necessary to approve proposals

                    Item                                Vote Necessary*

   Item 1:     Election of directors           Directors are elected by a
                                               plurality of the votes
                                               represented by the shares of
                                               common stock and ESOP preference
                                               stock present at the meeting in
                                               person or by proxy, voting as a
                                               single class.

                                               This means that the director
                                               nominee with the most affirmative
                                               votes for a particular slot is
                                               elected for that slot. Only the
                                               number of votes "for" and
                                               "against" affect the outcome.
                                               Withheld votes and abstentions
                                               have no effect on the vote.

   Item 2      Ratification of appointment     Approval is by affirmative vote
               of independent auditors         of a majority of the votes
                                               represented by the shares of
                                               common stock and the ESOP
                                               Preference Stock present at the
                                               meeting in person or by proxy,
                                               voting as a single class.
                                               Abstentions are counted and have
                                               the effect of a vote against.
______________

* Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on Items 1 and 2 even if it does not receive voting instructions from you.

ITEM 1:  ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

         Our Board of Directors has nominated 11 directors for election at the annual meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified.

         Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.

         During 2001, there were eight meetings of the Board of Directors of CVS. Each director attended at least 75% of the meetings of the Board and of committees of which he or she was a member, except Mr. Applebaum, who attended five of the eight Board meetings and neither of the two Nominating and Corporate Governance Committee meetings.

         The Board of Directors recommends the ELECTION of all nominees.

Biographies of our Board Nominees

Eugene Applebaum               Director since 1998                       Age 65

Mr. Applebaum has been President of Arbor Investments Group, L.L.C., a consulting firm, since April 1998. From 1963 to March 1998, he was President of Arbor Drugs, Inc. ("Arbor") and its predecessors, and from 1985 until Arbor was acquired by CVS in March 1998, he was Arbor's Chairman of the Board and Chief Executive Officer. Mr. Applebaum was first elected to CVS' Board of Directors pursuant to an agreement to elect him undertaken in the CVS/Arbor merger agreement.

W. Don Cornwell                Director since 1994                       Age 54

Mr. Cornwell has been Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation, a group broadcasting company, since February 1988. Mr. Cornwell is a director of Pfizer, Inc., Avon Products, Inc., The Telecommunications Development Fund, DeWitt Wallace-Reader's Digest Fund, Hershey Trust Company and Milton Hershey School.

Thomas P. Gerrity              Director since 1995                       Age 60

Mr. Gerrity has been Professor of Management at The Wharton School of the University of Pennsylvania since 1990. From 1990 to June 1999, he also served as Dean of The Wharton School. Mr. Gerrity is a director of Fannie Mae, Reliance Group Holdings, Inc., Sunoco, Inc., Knight-Ridder, Inc., and Internet Capital Group, Inc., and is a trustee of the Morgan Stanley Institutional Funds.

Stanley P. Goldstein           Director since 1984                        Age 67

Mr. Goldstein is a retired founder of CVS. From January 1987 to April 1999, Mr. Goldstein was Chairman of the Board of the Company, and from January 1987 to May 1998, he was Chief Executive Officer of the Company. Mr. Goldstein is a director of Linens `n Things, Inc. and Footstar, Inc.

Marian L. Heard               Director since 1999                        Age 61

Ms. Heard has been President and Chief Executive Officer of the United Way of Massachusetts Bay and Chief Executive Officer of United Ways of New England, each a social service agency, since February 1992. Ms. Heard is a director of Blue Cross & Blue Shield, FleetBoston Financial Corporation, Liberty Mutual Insurance Company, Emerson Investment Management, Inc. and The New England Aquarium, and is a trustee of the Dana-Farber Cancer Institute.

William H. Joyce              Director since 1994                        Age 66

Mr. Joyce has been Chief Executive Officer and a member of the Board of Directors of Hercules, Incorporated, a global manufacturer of chemical specialties, since May 2001, and has been Chairman of the Board of Hercules since June 2001. From February 2001 to April 2001, Mr. Joyce was Vice Chairman of the Board of The Dow Chemical Company. From January 1996 to February 2001, he was Chairman of the Board and Chief Executive Officer of Union Carbide Corporation.

Terry R. Lautenbach           Director since 1991                        Age 63

Mr. Lautenbach is retired. From 1988 to 1992, he served as Senior Vice President of IBM Corporation, a multinational advanced information technology company, where he was responsible for worldwide manufacturing and product development and North American marketing and services. Mr. Lautenbach is a director of Air Products and Chemicals Inc., Varian Medical Systems, Inc. and Footstar, Inc.

Terrence Murray               Director since 1996                        Age 62

Mr. Murray has been Chairman of FleetBoston Financial Corporation and its predecessors ("FleetBoston") since May 1982 and served as Chief Executive Officer of FleetBoston from May 1982 through December 2001. Mr. Murray is a director of A.T. Cross Company, Allmerica Financial Corporation, The Federal Reserve Bank of Boston and Partners Healthcare Systems, Inc., a trustee of Brigham and Women's Hospital and the Museum of Fine Arts, Boston, a trustee emeritus of Brown University and an honorary trustee of The Rhode Island School of Design.

Sheli Z. Rosenberg            Director since 1997                        Age 60

Ms. Rosenberg has been Vice Chairman of Equity Group Investments, L.L.C., a privately held real estate investment firm, since January 2000. From 1994 to January 2000, Ms. Rosenberg served as President, Chief Executive Officer and a director of Equity Group Investments. From 1980 to 1997, she was also a principal of the law firm Rosenberg & Liebentritt, P.C. Ms. Rosenberg is a director of Capital Trust, Inc., Dynergy, Inc., Manufactured Home Communities, Inc., Cendant Corporation and Ventos, Inc., and a trustee of Equity Residential Properties Trust and Equity Office Properties Trust.

Thomas M. Ryan                Director since 1996                        Age 49

Mr. Ryan has been Chairman of CVS Corporation since April 1999, and Chief Executive Officer and President of CVS Corporation since May 1998. From October 1996 to May 1998, Mr. Ryan was Vice Chairman of the Board and Chief Operating Officer of CVS Corporation. From January 1994 to the present, Mr. Ryan has also served as Chief Executive Officer and President of CVS Pharmacy, Inc. Mr. Ryan is a director of FleetBoston Financial Corporation, Reebok International Ltd. and TriCon Global Restaurants, Inc.

Ivan G. Seidenberg              Director since 1993                      Age 55

Mr. Seidenberg has been President and Co-Chief Executive Officer of Verizon Communications Corporation, a worldwide communications company, since June 2000, when Verizon was formed following the merger of Bell Atlantic Corporation and GTE Corporation. From December 1998 to June 2000 Mr. Seidenberg was Chairman and Chief Executive Officer of Bell Atlantic; from June 1998 to December 1998, he was Vice Chairman and Chief Executive Officer of Bell Atlantic; from August 1997 to June 1998, he was Vice Chairman, President and Chief Operating Officer of Bell Atlantic; and from April 1995 to August 1997, he was Chairman and Chief Executive Officer of NYNEX Corporation. Mr. Seidenberg is a director of American Home Products Corporation, Boston Properties, Inc., Honeywell International, Inc. and Viacom Inc.

Committees of the Board of CVS

Audit Committee

      William H. Joyce, Chair
      W. Don Cornwell
      Thomas P. Gerrity
      Marian L. Heard

           The Audit Committee met six times during 2001. Each member of the Committee is "independent" as defined in the listing standards of the New York Stock Exchange, on which CVS' common stock is listed. The Board has approved a written charter for the Committee, a copy of which was included in the Proxy Statement for our 2000 Annual Meeting. The Committee: (i) oversees the financial reporting process and internal control systems;
      (ii) oversees the internal and independent audit function; (iii) oversees that the annual consolidated financial statements and quarterly financial statements are prepared in accordance with generally accepted accounting principles; (iv) oversees and supervises special investigations; (v) recommends to the Board the appointment of independent auditors and annually evaluates the auditors' independence; (vi) reviews compliance with the corporate code of conduct; (vii) approves our internal audit plan; and (viii) annually reviews and assesses the adequacy of its Charter, and may amend the Charter as appropriate with Board approval.

Nominating and Corporate Governance Committee

      Sheli Z. Rosenberg, Chair
      Eugene Applebaum
      Marian L. Heard
      William H. Joyce
      Terry R. Lautenbach
      Terrence Murray (effective May 2001)

           The Nominating and Corporate Governance Committee met two times during 2001. Mr. Murray joined the Committee in May, after the 2001 meetings. The Committee has responsibility for advising the Board as a whole on corporate governance matters, developing a policy on the size and composition of the Board, reviewing possible candidates for Board membership, performing Board evaluations and recommending a slate of nominees. While there are no formal procedures for stockholder recommendations, the Committee will consider nominees recommended by stockholders.

Management Planning and Development Committee

      Terry R. Lautenbach, Chair
      Sheli Z. Rosenberg
      Ivan G. Seidenberg

           The Management Planning and Development Committee met four times during 2001. Mr. Terrence Murray was a member of this Committee until his resignation therefrom in May 2001. The Committee: (i) reviews and approves the salary, bonus and other compensation of all officers of CVS and of each executive of CVS or its subsidiaries whose annual base salary is greater than $200,000; (ii) administers the 1997 Incentive Compensation Plan and any outstanding awards under any other stock option plans of the Company and its subsidiaries, subject to the terms of such plans; and
      (iii) administers any profit incentive plans for the benefit of CVS.

Director Compensation

           We provide the following compensation to our non-employee directors for their services as directors:

Annual fees

           . Each non-employee director receives an annual retainer of $30,000 and attendance fees of $1,500 for each Board meeting attended, $1,000 for each telephonic Board meeting attended and $1,000 for each committee meeting attended.

           . Each non-employee director who chairs a committee of the Board receives an additional annual retainer of $2,500 for each committee he or she chairs.

           In November 2001, each non-employee director elected to receive 15,000 CVS stock options in lieu of all fees described above for the 2002-2003 year. The ten-year options were granted on January 2, 2002 and will vest in three equal annual installments beginning on January 2, 2003.

Director Stock Plan; Director Fees Payable in Stock

           Under the 1996 Directors Stock Plan, non-employee directors receive an annual award of 1,500 shares of common stock for their service during the preceding year (pro rated for partial year service). Additionally, one half of the annual non-employee director retainer fee is paid in CVS common stock. Directors may choose to receive all retainer and attendance fees in common stock. A director may also choose to defer receipt of such shares. Deferred shares are credited annually with dividend equivalents. As noted above, all non-employee directors elected to receive stock options in lieu of all retainer and attendance fees for the 2002-2003 year.

           As of December 29, 2001, our directors had deferred receipt of shares of common stock as follows: Mr. Applebaum, 6,839 shares; Mr. Cornwell, 7,898 shares; Mr. Gerrity, 7,030 shares; Mr. Goldstein, 5,116 shares; Ms. Heard, 4,422 shares; Mr. Joyce, 13,365 shares; Mr. Lautenbach, 12,951 shares; Mr. Murray, 8,838 shares; Ms. Rosenberg, 4,736 shares; and Mr. Seidenberg, 13,027 shares.

Compensation Committee Interlocks and Insider Participation

           Mr. Terrence Murray, Chairman of FleetBoston Financial Corporation, serves on CVS' Board of Directors, but does not currently serve on CVS' Management Planning and Development Committee. Mr. Thomas Ryan, Chairman, President and Chief Executive Officer of CVS, serves on the Board of Directors of FleetBoston and, as of June 2001, on FleetBoston's Human Resources and Board Governance Committee (which oversees executive compensation).

Share Ownership of Directors and Certain Executive Officers

           The following table shows the share ownership, as of January 31, 2002, of each director, each executive officer named in the Summary Compensation Table appearing on page 14 and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares.

      --------------------------------------------------------------------------
                                               Ownership of Common Stock/(1)/
      --------------------------------------------------------------------------
      Name                                      Number                   Percent
      --------------------------------------------------------------------------
      Eugene Applebaum                        1,361,418 /(1)(5)/            *

      W. Don Cornwell                             2,258 /(1)(5)/            *

      Thomas P. Gerrity                          38,250 /(1)(5)(6)/         *

      Stanley P. Goldstein                    1,541,863 /(1)(5)(7)/         *

      Marian L. Heard                               720 /(5)/               *

      William H. Joyce                            8,943 /(1)(5)/            *

      Terry R. Lautenbach                        34,747 /(1)(5)/            *

      Larry J. Merlo                            575,486 /(1)(2)(3)(4)/      *

      Terrence Murray                            11,728 /(5)(8)/            *

      David B. Rickard                           111,914 /(1)(2)(3)(4)/     *

      Sheli Z. Rosenberg                         18,285 /(5)/
                                                                            *
      Thomas M. Ryan                          2,138,732 /(1)(2)(3)(4)/
                                                                            *
      Ivan G. Seidenberg                          9,240 /(1)(5)/
                                                                            *
      Douglas A. Sgarro                         135,032 /(1)(2)(3)(4)/
                                                                            *
      Larry J. Zigerelli                        157,662 /(1)(2(3))(4)(9)/
                                                                            *
      All directors and executive officers    6,376,094 /(1)(2)(3)(4)(5)
      as a group (18 persons)                           (6)(7)(8)(9)/      1.62%
      --------------------------------------------------------------------------

     *Less than 1%.

     (1) Includes the following shares of common stock not currently owned, but subject to options which were outstanding on January 31, 2002 and were exercisable within 60 days thereafter: Mr. Applebaum, 50,000; Mr. Gerrity, 4,620; Mr. Goldstein, 1,191,822; Mr. Joyce, 6,930; Mr.
          Lautenbach, 6,930 Mr. Merlo, 423,227; Mr. Rickard, 20,000; Mr. Ryan, 1,650,410; Mr. Seidenberg, 9,240; Mr. Sgarro, 67,397; Mr. Zigerelli, 57,570; and all directors and executive officers as a group, 3,668,334.

     (2) Includes the following shares of common stock granted under the Company's 1997 Incentive Compensation Plan which remain subject to certain restrictions as to continued employment and transfer as provided in such plans: Mr. Ryan, 306,972; Mr. Rickard 77,960; Mr. Merlo, 102,493; Mr. Zigerelli, 89,568; Mr. Sgarro, 60,739; and all executive officers as a group, 675,325.

     (3) Includes the following shares of common stock receivable upon the lapse of restrictions on restricted stock or the exercise of options but deferred pursuant to the Company's Deferred Stock Compensation
          Plan: Mr. Ryan, 120,116; Mr. Rickard, 3,008; Mr. Merlo, 34,595; Mr.
          Zigerelli, 3,008; Mr. Sgarro, 5,712; and all directors and executive officers as a group, 172,137.

     (4) Does not include 4.89 million shares of ESOP preference stock held as of January 31, 2002 by the ESOP, which was established in 1989. As of December 31, 2001, the last date on which an allocation was made, shares had been allocated as follows: Mr. Ryan, 1,186; Mr. Rickard, 84; Mr. Merlo, 826; Mr. Zigerelli, 105; Mr. Sgarro, 169; and all executive officers as a group, 2,815.

     (5) Does not include the following shares of common stock constituting deferred non-employee director compensation: Mr. Applebaum, 6,839; Mr. Cornwell, 7,898; Mr. Gerrity, 7,030; Mr. Goldstein, 5,116; Ms. Heard, 4,422; Mr. Joyce, 13,365; Mr. Lautenbach, 12,951; Mr. Murray, 8,838;
          Ms. Rosenberg, 4,736; Mr. Seidenberg, 13,027; and all non-employee directors as a group, 84,222.

     (6) Includes 4,000 shares held by a family trust. Mr. Gerrity disclaims beneficial ownership of these shares.

     (7) Includes 40,000 shares held by Mr. Goldstein's wife and 10,000 shares held by a limited partnership, the general partner of which is a corporation owned by Mr. Goldstein and his wife, and the limited partners of which are the Goldsteins' adult sons. Mr. Goldstein disclaims beneficial ownership of these shares.

     (8) Includes 4,370 shares held by a charitable foundation and 740 shares held by a family-related limited liability company of which Mr. Murray holds a membership interest. Mr. Murray disclaims beneficial ownership of these shares.

     (9)  Mr. Zigerelli's employment with CVS ended on January 31, 2002.

Share Ownership of Principal Stockholders

           We have been notified by the persons in the following table that they were the beneficial owners (as defined by the rules of the SEC) of more than five percent of our voting securities as of February 20, 2002. According to the most recent Schedule 13G filed by the owner with the SEC, these shares were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

     --------------------------------------------------------------------------------------------------------
                                          Name and Address of             No. of shares      Percent of
       Title of Class                       Beneficial Owner           beneficially owned  class owned /(1)/
     --------------------------------------------------------------------------------------------------------

       Common stock            Wellington Management Co., LLP/(2)/              43,115,902          11.01%
                               75 State Street
                               Boston, MA 02109

       Common stock            FMR Corp./(3)/                                   38,644,095           9.87%
                               82 Devonshire Street
                               Boston, MA 02109

       Common stock            Oppenheimer Capital LLC/(4)/                     28,521,888           7.28%
                               1345 Avenue of the Americas, 49th Fl.
                               New York, NY 10105

       Series One ESOP         CVS Corporation and Subsidiaries                  4,885,256            100%
         convertible           Employee Stock Ownership Plan Trust
         preference stock      c/o Bank of New York, as Trustee
                               48 Wall Street
                               New York, NY 10005

     --------------------------------------------------------------------------------------------------------

     (1) This calculation is based on all outstanding shares of common stock and ESOP preference stock as of February 20, 2002. Wellington Management Co., FMR Corp., Oppenheimer Capital LLC and the ESOP own shares representing approximately 10.70%, 9.59%, 7.08% and 2.79%, respectively, of the total votes represented by CVS' voting securities (i.e., the common stock and ESOP Preference Stock voting as a single class).

     (2) Information based on Schedule 13G filed February 12, 2002. Wellington Management Co., LLP, in its capacity as an investment adviser, has shared voting power with respect to 21,559,602 of these shares and shared dispositive power over all of these shares.

     (3) Information based on Schedule 13G filed February 13, 2002. FMR Corp., a parent holding company, and/or its subsidiaries, have sole voting power with respect to 889,299 of these shares and sole dispositive power over all of these shares.

     (4) Information based on Schedule 13G filed February 12, 2002. Oppenheimer Capital LLC, in its capacity as an investment adviser, has sole voting and dispositive power with respect to all of these shares.

Management Planning and Development Committee Report on Executive Compensation

          The Management Planning and Development Committee of the Board of Directors (formerly known as the Compensation and Human Resources Committee; for purposes of this report, the "Committee") is presently composed of three directors, none of whom is an officer or employee of CVS or its subsidiaries. Mr. Terrence Murray served as a fourth member of the Committee until his resignation therefrom in May 2001. The Committee is responsible for the establishment of policies governing, and for the implementation, administration and interpretation of, all aspects of executive officer compensation. The Committee has prepared the following report on the executive compensation program in which executive officers, including those named in the Summary Compensation Table on page 14 (the "named executive officers"), participate.

Compensation Policies

          The Committee reviews the compensation of executive officers on an ongoing basis, developing and implementing plans to serve the following objectives:

            . Support, communicate and drive achievement of CVS' business strategies and goals;

            . Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other companies with which CVS competes for business and talent;

            . Motivate high performance among executive officers in an entrepreneurial incentive-driven culture;

            . Closely align the interests of executive officers with stockholders' interests; and

            . Reward results achieved short-term and, in the long-term, stockholder value creation.

          The Committee intends that executive officer compensation be determined and administered on the basis of total compensation, rather than on separate free-standing components. The Committee has sought to create an integrated total compensation program structured to balance appropriately CVS' short- and long-term business and financial strategic goals. A significant amount of total pay for executive officers is comprised of at-risk pay to align executive interests with stockholder interests and directly tie compensation value to performance.

          In 2001, the Committee engaged a compensation consulting firm to assist it in the ongoing administration of an executive compensation program for the key CVS management group. The consulting firm analyzed market data and best practices for the key management group, including Mr. Ryan and the other named executive officers. Their salaries and other compensation awards were compared to a core peer group, as well as industry standards, in order to recommend compensation programs and policies that would reflect and enhance CVS' high-growth strategy. This comparison included compensation levels reported for senior executives of 11 retail companies, of which 2 are drug chains, with sales ranging from approximately $9 billion to $45 billion. Ten of the companies in this survey group are included in the S&P Retail Stores Composite Index used in the Stock Performance Graph on page 17. The 2001 compensation program for CVS' named executive officers resulted from the Committee's review of this information.

          For 2001, executive officer compensation consisted of base salaries, potential cash bonuses based on annual performance, long-term performance shares and stock options. In addition, in March 2000 the Committee implemented the CVS Executive Retention Program, pursuant to which restricted stock that vests on the fourth anniversary of the date of grant (based on continued employment) was issued to certain executive officers. No awards were granted under this Program to named executive officers during 2001. Total compensation levels for 2001 generally were targeted at the 75th percentile of compensation paid by comparable companies in the survey group. In any one year or period of years, however, actual total compensation levels of executive officers may range well below or above a targeted level based on performance against annual and long-term business objectives and total return to stockholders.

Base Salaries

        The Committee periodically reviews base salaries and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. In 2001, as part of the overall review of the CVS compensation program, salaries of most executive officers were increased in light of market data, as well as to provide merit increases and to reflect promotions and increased responsibilities. The Committee generally sought, through these increases, to place such salaries in the range between the 50th and 75th percentile of base salaries in the survey group. Effective April 2001, salaries for Messrs. Ryan, Rickard, Merlo, Zigerelli and Sgarro were $1,000,000, $595,000, $495,000, $495,000 and $395,000, respectively. Mr
     Zigerelli's employment with CVS ended on January 31, 2002.

Annual Incentive Awards

        CVS maintains an annual incentive plan that rewards corporate employees based on performance relative to predetermined objectives established for the year. The annual incentive paid to each participant under this program for 100% performance relative to annual objectives is known as the "Normal Award." In 2001, Normal Awards payable in cash (subject to elective deferral) were 140% of base salary for Mr. Ryan and up to 100% of base salary for the other named executive officers. The annual incentive plan provides for larger awards if performance exceeds predetermined objectives and smaller or no awards if performance falls below such objectives.

        For 2001, the Committee determined Mr. Ryan's annual incentive award would be based on pre-established objectives for CVS' consolidated earnings before federal income taxes ("EBIT"). Based on the Committee's conclusion that the minimum objectives relating to EBIT goals were not met, Mr. Ryan did not receive an annual incentive award for CVS' financial performance for 2001. Annual incentive awards for 2001 payable to other named executive officers were based on the same EBIT objective. Accordingly, no annual incentives were paid to the other named executive officers for CVS' financial performance for 2001.

        The Committee made a discretionary cash award to Mr. Ryan in recognition of his continued contributions to the profitability of CVS. In addition, the Committee made discretionary cash awards to Messrs. Rickard, Merlo, Zigerelli and Sgarro in recognition of their contributions to achieving company-wide customer service goals. The Committee also allowed certain executives to elect to receive stock options in lieu of the discretionary cash awards and, pursuant to such elections, those option grants are reflected in the Summary Compensation Table and Stock Option Grant Table for each of the named executive officers.

Stock Options

        The Committee believes strongly in the use of equity-based compensation to help reinforce executives' focus on the importance of returns to stockholders. Therefore, the Committee has incorporated equity-based incentives into the executive compensation program in several ways. A key element of this program is annual stock option grants. In 2001, the Committee continued its general policy of making annual stock option grants to executives and key employees. Stock option grants in 2001 to Mr. Ryan and the other named executive officers are shown in the Summary Compensation Table on page 14 and the Stock Option Grant Table on page 15. In 2001, the Committee also granted options to over 900 key employees below the executive officer level. The Committee expects to continue to make annual option grants to executive officers and key employees.

          Additionally, pursuant to a stock option award program for store managers and pharmacists approved in 1999, in 2001 the Committee approved stock option awards for over 11,000 pharmacists and over 3,900 store managers. Subsequent awards to store managers and pharmacists are expected to occur every year.

          Regular annual stock option awards granted in 2001 to executive officers, key employees, store managers and pharmacists generally become exercisable 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date.

Long-Term Performance Share Plan

          In 1999, CVS implemented a Long-Term Performance Share Plan. This Plan, which is a sub-plan of the Company's 1997 Incentive Compensation Plan, is intended to encourage executives to balance short-term goals, as reflected in the annual incentive plan, with long-term profit growth. It uses both an internal measure of success - earnings per share ("EPS") compound annual growth rate - as well as an external validation of success
      - CVS stock price.

          The Plan consists of three-year performance cycles, with a new cycle commencing each year. At the beginning of each cycle, participants are awarded an opportunity to earn a target dollar value. At the end of each cycle, the actual dollar value and number of shares awarded may be higher or lower than the target number, depending upon performance relative to a predetermined goal of compounded annual growth in EPS. Final awards will be paid 50% in shares of CVS stock and 50% in cash (based upon the value of the award earned at the end of the performance cycle).

          The first full performance cycle was from 1999 through 2001. Based on the Committee's conclusion that the minimum objectives relating to EPS goals were not met, no awards were paid for the first cycle.

          The third full cycle began in 2001 and ends in 2003. Target awards for this cycle for Mr. Ryan and the other named executive officers are presented in the LTIP Table on page 16.

Partnership Equity Program

          The Partnership Equity Program was implemented in 1997 for key management as a major element in CVS' executive compensation program. The Program is designed to ensure that those executives with significant impact on the future success of CVS have a substantial "at risk" personal equity investment in CVS common stock. The Committee believes that the Program, along with stock ownership guidelines for officers, will strongly link the economic interests of key managers with each other and with CVS stockholders, provide future long-term compensation opportunities that are competitive in the external marketplace and that reflect internal responsibility levels, and assure key management stability, retention, motivation and long-term focus on corporate strategy.

          Under the Program, certain key managers of CVS, including its executive officers, have been given the opportunity to invest in common stock based on their position, responsibilities and potential impact on the creation of long-term stockholder value. The purchase price of shares (set at fair market value at the purchase date) was payable from each participant's personal funds, without loans or guarantees by CVS, including by application of certain payouts from other compensation programs.

      For each share purchased (up to approved individual dollar limits), the Committee made a matching grant of one deferred share; such deferred shares vest at the end of five years if the participant both retains the purchased share for that period and continues to be employed by CVS, subject to accelerated vesting in certain events. Furthermore, the Committee granted stock options at a rate of up to 15 shares subject to option for each share purchased under the Program. The options have an exercise price equal to fair market value on the date of grant and vest in equal installments at the end of years three, four and five following the grant date, again based on continued employment and retention of the purchased shares, subject to accelerated vesting in certain events.

          In 2001, the Program continued for newly hired key employees or newly promoted senior executives. Prior year participants continue to have awards vest under the Program, but no additional personal contributions or awards were made.

          The Committee does not consider stock holdings, prior option or restricted stock grants, or the appreciation on those holdings or grants when making option, restricted stock, Long-Term Performance Share Plan or Partnership Equity Program award determinations.

Compliance with Internal Revenue Code Section 162(m)

          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a company's chief executive officer and the four other most highly compensated executive officers at year end. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

          The Committee's policy is to preserve corporate tax deductions by qualifying compensation paid over $1 million to named executive officers as performance-based compensation. To this end, in 1997 the Board adopted and stockholders approved the 1997 Incentive Compensation Plan, which permits annual incentive awards and stock options (and certain other awards) to qualify as performance-based compensation not subject to the limitation on deductibility. The Committee believes that stock options granted under prior plans also qualify as performance-based compensation under Section 162(m), and other steps such as deferral arrangements can be used to avoid or minimize any loss of deductibility. Nevertheless, maintaining tax deductibility is but one consideration among many - and is not the most important consideration - in the design of the compensation program for senior executives. The Committee may, from time to time, conclude that compensation arrangements are in the best interest of CVS and its stockholders despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility.

      Terry R. Lautenbach, Chair
      Sheli Z. Rosenberg
      Ivan G. Seidenberg

           Summary Compensation Table

          The following Summary Compensation Table shows information about the compensation received by CVS' Chief Executive Officer and each of the four other most highly compensated executive officers of CVS during the 2001 fiscal year for services rendered to the Company in all capacities during the three fiscal years ended December 29, 2001.

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                    Long Term Compensation
                                                                                    ----------------------
                                                                                             Awards
                                                                                             ------
                                                     Annual Compensation
                                                     -------------------
                                                                                  Restricted        Securities        All Other
                                                                                     Stock          Underlying        Compensa-
 Name and Principal Position(s)              Year     Salary ($)   Bonus ($)    Awards($)/(1)/    Options(#)/(2)/    tion ($)/(3)/
-----------------------------------------------------------------------------------------------------------------------------------
  Thomas M. Ryan                             2001      993,750            --             --           306,062             12,883
   Chairman of the Board, President          2000      975,000     1,600,000      5,500,000           200,000          1,209,395
   and Chief Executive Officer               1999      956,250     1,850,000             --           150,000           1,510483

 David B. Rickard/(4)/                       2001      595,000            --             --            73,826          17,562 56
   Executive Vice President,                 2000      590,000       592,102      2,000,000            40,000            356,095
   Chief Financial Officer and               1999      191,667       792,448        450,000           125,760            450,000
   Chief Administration Officer

 Larry J. Merlo                              2001      495,000            --             --            69,822             11,173
   Executive Vice President -                2000      488,750       543,000      2,500,000            40,000            358,123
   Stores                                    1999      465,000       725,000             --            25,000            459,862


 Larry J. Zigerelli/(5)/                     2001      490,000            --             --            69,822             10,696
   Executive Vice President -                2000      456,250       543,000      2,500,000            40,000            359,310
   Marketing                                 1999      362,500       551,268        300,000            75,210                616

 Douglas A. Sgarro                           2001      390,000            --             --            46,863              9,965
   Senior Vice President and                 2000      368,750       310,978      1,500,000            30,000            255,688
   Chief Legal Officer                       1999      350,000       375,169        124,950            20,000              7,005
   President - CVS Realty Co.
-----------------------------------------------------------------------------------------------------------------------------------

(1) Recipients of restricted stock grants typically forfeit such stock if they cease to be employees of CVS prior to vesting, subject to accelerated vesting in certain events. Based on the number of shares of restricted stock held at the end of a period, dividends are paid at the same rate as paid to all stockholders from the date of the award. All disclosed restricted stock awards currently outstanding are either (i) performance-based restricted stock which is contingent upon meeting one year performance objectives and subject to a three-year holding period from the date of grant, (ii) restricted stock that vests over a three year period based on continuing employment, (iii) matching restricted stock units that vest on the fifth anniversary of the date of the grant based on continuing employment, or (iv) restricted stock awarded pursuant to the CVS Executive Retention Program that vests on the fourth anniversary of the date of grant based on continued employment. The following persons' aggregate holdings of restricted stock had a fair market value as follows (based on a per share price of $30.115, the average of the high and low sale prices of the common stock as reported by the New York Stock Exchange on December 28, 2001 the last trading day of our fiscal year): Mr. Ryan, 306,972 restricted shares having a market value of $9,244,462; Mr. Rickard, 77,960 restricted shares having a market value of $2,347,765; Mr. Merlo, 102,493 restricted shares having a market value of $3,086,577; Mr. Zigerelli, 89,568 restricted shares having a market value of $2,697,340; and Mr. Sgarro, 60,739 restricted shares having a market value of $1,829,155.

     (2) Options granted on January 2, 2002 in lieu of 2001 discretionary cash awards to Messrs. Ryan, Rickard, Merlo, Zigerelli and Sgarro become exercisable in three equal annual installments beginning on the first anniversary of the grant; regular annual options granted in March 2001 and 2000 to Messrs. Ryan, Rickard, Merlo, Zigerelli and Sgarro become exercisable in three annual installments beginning on the second anniversary of the grant; options granted in 1999 to Messrs. Ryan, Merlo, Zigerelli and Sgarro become exercisable in three annual installments beginning on the second anniversary of the grant; options granted in 1999 to Mr. Rickard become exercisable in three annual installments beginning on the third anniversary of the grant date.

     (3) For 2001 this amount includes the following: $4,250 contributed under CVS' 401(k) cash match to the 401(k) Profit Sharing Plan for each of Messrs. Ryan, Rickard, Merlo, Zigerelli and Sgarro; an estimated
           61.375 ESOP shares based on a value of $69.246 per share (total value $4,250) for the ESOP match to the 401(k) Profit Sharing Plan for each of Messrs. Ryan, Rickard, Merlo, Zigerelli and Sgarro; and $4,383, $9,062, $2,673, $2,196 and $1,465 of income in connection with life insurance premiums for Messrs. Ryan, Rickard, Merlo, Zigerelli and Sgarro, respectively.

     (4)   Mr. Rickard joined CVS in September 1999.

     (5) Mr. Zigerelli joined CVS in February 1999 and left the Company on January 31, 2002.

Stock Options

Option Grants for Fiscal Year Ending December 29, 2001

      The following table shows the stock options awarded to the named executive officers for fiscal 2001.

     -------------------------------------------------------------------------------------------------------------------------

                                                               Individual Grants
                                 ============================================================================
                                                         Percentage of                                            Present
                                 No. of Securities       Total Options                                            Value on
                                    Underlying             Granted to                                              Date of
                                 Options Granted         Employees in      Exercise Price     Expiration Date    Grant/(4)/
         Name                          (#)              Fiscal Year/(3)/        ($)                                  $
     -------------------------------------------------------------------------------------------------------------------------
     Thomas M. Ryan                250,000/(1)/              4.549             60.525            3/07/2011        5,032,500
                                    56,062/(2)/              1.020             29.925            1/02/2012          608,833


     David B. Rickard               50,000/(1)/              0.910             60.525            3/07/2011        1,006,500
                                    23,826/(2)/              0.434             29.925            1/02/2012          258,750


     Larry J. Merlo                 50,000/(1)/              0.910             60.525            3/07/2011        1,006,500
                                    19,822/(2)/              0.361             29.925            1/02/2012          215,267


     Larry J. Zigerelli/(5)/        50,000/(1)/              0.910             60.525            3/07/2011        1,006,500
                                    19,822/(2)/              0.361             29.925            1/02/2012          215,267


     Douglas A. Sgarro              35,000/(1)/              0.637             60.525            3/07/2011          704,550
                                    11,863/(2)/              0.216             29.925            1/02/2012          128,832
     -------------------------------------------------------------------------------------------------------------------------

     (1) Annual stock options become exercisable as follows: 50% on second anniversary of the date of grant; 25% on third and fourth anniversaries of the date of grant.

     (2) Options granted on January 2, 2002 in lieu of discretionary cash awards for 2001 become exercisable in three equal annual installments beginning on the first anniversary of the grant. For purposes of this table, we have reflected these options as if they were granted during fiscal 2001.

     (3) Based on options to purchase 5,495,915 shares granted to all employees during 2001 (including options granted on January 2, 2002 to named executive officers in lieu of discretionary cash awards for
           2001).

     (4) The hypothetical present values on grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of factors in calculating an option's hypothetical present value. Factors used to value options granted which expire on March 7, 2011include the stock's expected volatility rate of 26.49%, a projected dividend yield of 0.38% and a risk-free rate of return of 4.88%. Factors used to value options granted which expire on January 2, 2012 include the stock's expected volatility rate of 35.59%, a projected dividend yield of 0.78% and a risk-free rate of return of 5.14%. All grants assume a projected time of exercise of 7 years and a projected risk of forfeiture rate for vesting period of 5% per annum. There is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

(5)      Mr. Zigerelli's employment with CVS ended on January 31, 2002.

Aggregated Option Exercises in Fiscal Year Ending December 29, 2001 and Year-End Option Values

           The following table shows, for the named executive officers, the stock options exercised during fiscal 2001 and the values of unexercised options as of December 29, 2001.

     ----------------------------------------------------------------------------------------------------------------------
                                                                 Number of Securities
                                                                Underlying Unexercised          Value of Unexercised
                                 Shares                                Options at                In-the-Money Options
                                Acquired         Value          Fiscal Year-End (#)/(1)/    at Fiscal Year-End ($)/(1)(2)/
      Name                   On Exercise (#)  Realized ($)     Exercisable/Unexercisable      Exercisable/Unexercisable
     ---------------------------------------------------------------------------------------------------------------------
      Thomas M. Ryan                105,202    3,677,782          1,117,250/1,185,880              8,835,495/928,081

      David B. Rickard                    0            0                    0/215,760                           0/0

      Larry J. Merlo                      0            0              298,416/256,134             2,562,246/309,410

      Larry J. Zigerelli                  0            0               15,000/150,210                           0/0

      Douglas A. Sgarro              37,396    1,405,265               32,907/126,887                 23,035/23,035
     ---------------------------------------------------------------------------------------------------------------------

(1) Does not include options granted January 2, 2002, which had no value at fiscal year end because they had not yet been granted.
(2) The value of unexercised in-the-money options at fiscal year-end assumes a fair market value of the common stock of $30.115, the average of the high and low sale prices of the common stock as reported by the New York Stock Exchange on December 28, 2001, the last trading day of our fiscal year. The actual amount, if any, realized upon exercise will depend upon the market price of the common stock at the time of exercise. There is no assurance that the value of unexercised in-the-money stock options will be as shown above.

Long Term Incentive Plan

           The following table shows, for each named executive officer, potential future payouts for the 2001-2003 performance period under the Company's Long Term Performance Share Plan. Actual payouts are based on the Company's EPS growth and stock price performance during the period, and may range from no award to the maximum amount shown in the table.

      ---------------------------------------------------------------------------------------------------
                                                                   Potential Future Payout/(1)/
                                    Performance or
      Name                          Other Period            Threshold         Target          Maximum
      ---------------------------------------------------------------------------------------------------
      Thomas M. Ryan                 2001 - 2003            $1,650,000        $3,300,000      $4,950,000

      David B. Rickard               2001 - 2003               300,000           600,000         900,000

      Larry J. Merlo                 2001 - 2003               300,000           600,000         900,000

      Larry J. Zigerelli /(2)/       2001 - 2003               300,000           600,000         900,000

      Douglas A. Sgarro              2001 - 2003               250,000           500,000         750,000
      ---------------------------------------------------------------------------------------------------

(1) The potential future payout represents the total award value in dollars; actual payment, if any, will be awarded half in stock and half in cash. The number of shares to be awarded will be determined using the Fair Market Value at the time of payment.
(2)     Mr. Zigerelli's employment with CVS ended on January 31, 2002.

Stock Performance Graph

Comparison of Five Year Cumulative Total Stockholders' Return Among CVS, S&P 500 Index and S&P Retail Composite Index

           The following graph shows changes over the past five-year period in the value of $100 invested in: (1) our common stock; (2) Standard & Poor's 500 Index; and (3) Standard & Poor's Retail Store Composite Index (which includes 35 retail companies).

                                 CVS Corporation

              Comparison of Cumulative Total Return to Stockholders
                   December 31, 1996 through December 29, 2001

                                     [GRAPH]

        ------------------------------------------------------------------------------------------------------------
                                                               Year End
                             --------------------------------------------------------------------
                                                                                                  Compound  Annual
                                              1996     1997    1998     1999     2000     2001       Return Rate
        ------------------------------------------------------------------------------------------------------------
          CVS Corporation                     $100     $156    $270     $196     $297     $148            8.1%
        ------------------------------------------------------------------------------------------------------------
          S&P 500*                             100      133     171      208      189      166           10.7%
        ------------------------------------------------------------------------------------------------------------
          S&P Retail Stores Composite*         100      149     248      314      265      289           23.6%
        ------------------------------------------------------------------------------------------------------------

        * Index includes CVS.

           The year-end values of each investment shown in the preceding graph are based on share price appreciation plus dividends, with the dividends reinvested as of the last business day of the month during which such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath the graph.

Certain Executive Arrangements

Employment Agreements with Named Executive Officers

          CVS has entered into employment agreements with each of the named executive officers. The employment agreements provide for an initial employment term of three years, automatically renewed for a one-year term at the end of the initial term and each one-year renewal term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then current term. The employment agreements generally provide for payment of an annual base salary, subject to review for increase at the discretion of the Management Planning and Development Committee. Base salaries were, as of year-end 2001, $1,000,000, $595,000, $495,000, $495,000 and $395,000 for Messrs. Ryan, Rickard, Merlo,
      Zigerelli and Sgarro, respectively. The employment agreements also generally provide for (i) continued payment of base salary, target cash bonuses and other benefits for 36 months in the case of Mr. Ryan, and for 24 months in the case of other named executive officers (or a lump sum equal to three times salary plus target bonuses in the case of a change in control) in the event the executive's employment is terminated by CVS without "cause" or voluntarily by the executive due to a "constructive termination without cause"; (ii) non-competition for a period of 18 months subsequent to a voluntary termination of employment if CVS elects to continue paying 50% of the executive's base salary during such period;
      (iii) other restrictive covenants including nondisclosure, non-solicitation of employees and availability for litigation support;
      (iv) participation in certain benefit plans and programs (including life insurance and medical benefits); (v) annual and long term incentive compensation opportunities; and (vi) deferred compensation arrangements. The employment agreements of the named executives also provide minimum guidelines for target annual incentive opportunity as a percent of their base salaries.

          A "change in control" is defined to include a variety of events, including significant changes in the stock ownership of CVS or a significant subsidiary, changes in CVS' board of directors, certain mergers and consolidations of CVS or a significant subsidiary and the sale or disposition of all or substantially all the consolidated assets of CVS. "Constructive termination without cause" is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Ryan (or, in the case of other named executive officers, following a change in control), material breach of the employment agreement by CVS, or, in the case of Mr. Ryan, failure to extend the term of the employment agreement to his 60th birthday. "Cause" is defined generally as a breach of the restrictive covenants, felony convictions, or willful gross neglect or gross misconduct resulting in material harm to CVS.

          If payments under the employment agreements following a change in control are subject to the "golden parachute" excise tax, CVS will make a "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as if such excise tax had not applied. CVS will indemnify the executives to the fullest extent permitted by law, including advancing expenses, and will reimburse an executive for expenses incurred in seeking enforcement of the employment agreement if he prevails or, after a change in control, if the executive's assertion of rights is in good faith and not frivolous.

          The employment agreement with Mr. Ryan relates to his employment as an executive officer of CVS Corporation and CVS Pharmacy, Inc. and his agreement to serve as a director of CVS Corporation. The employment agreements with Messrs. Rickard, Merlo, Zigerelli and Sgarro relate to their employment as executive officers of CVS Corporation.

           Mr. Zigerelli's employment with CVS ended on January 31, 2002. In connection with his departure, Mr. Zigerelli and CVS agreed upon various matters in relation to his then existing employment agreement and incentive awards, including as to vesting of his option awards and amounts due in respect of other stock-based awards and the Executive Retention Program.

Supplemental Executive Retirement Plan

           CVS maintains a Supplemental Executive Retirement Plan for Select Senior Management of the Company (the "Supplemental Retirement Plan"). The Supplemental Retirement Plan is designed to increase the retirement benefits of selected executive employees. In connection with the Company's restructuring during 1996, the Supplemental Retirement Plan was amended to create a new benefit formula (the "New Benefit Formula"). Under the New Benefit Formula, executives selected for participation (including each of the named executive officers and certain other executives) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined in the Supplemental Retirement Plan) for each year of service (including credited years of service under the Supplemental Retirement Plan prior to amendment) up to 30 years, or a maximum benefit of 48% of final compensation, with no offset for any amounts provided by CVS' qualified plans, social security or other retirement benefits. Except in the event of death or a change in control (as defined) or as provided in the employment agreements referred to above, no benefits are payable to an eligible executive until he or she terminates employment. After termination of employment, benefits will be payable (i) immediately, if the executive is age 55 or older at the time of termination, regardless of years of service, or (ii) upon reaching age 55, if the executive is younger than 55 at the time of termination and five or more years of Company service were completed prior to termination.

           According to the above referenced formula, Mr. Ryan had accrued an annual benefit of $1,050,265 as of January 1, 2002, and the lump sum value of such benefit was $12,076,472 based on assumptions specified in the Supplemental Retirement Plan.

           The following table shows the approximate amounts of annual retirement income that would be payable under the New Benefit Formula to executives covered by it based on various assumptions as to compensation and years of service, assuming benefits are computed under a straight life annuity formula and retirement after attaining age 55 and meeting the service requirements.

       -------------------------------------------------------------------------------------------------------
                                        Estimated Amount of Retirement Benefits Based on Service
                            ----------------------------------------------------------------------------------
          Compensation          5 Years          10 Years         15 Years         20 Years         30 Years
       -------------------------------------------------------------------------------------------------------
            $  600,000          $ 48,000         $ 96,000         $144,000         $192,000        $  288,000
       -------------------------------------------------------------------------------------------------------
            $  800,000          $ 64,000         $128,000         $192,000         $256,000        $  384,000
       -------------------------------------------------------------------------------------------------------
            $1,000,000          $ 80,000         $160,000         $240,000         $320,000        $  480,000
       -------------------------------------------------------------------------------------------------------
            $1,300,000          $104,000         $208,000         $312,000         $416,000        $  624,000
       -------------------------------------------------------------------------------------------------------
            $1,600,000          $128,000         $256,000         $384,000         $512,000        $  768,000
       -------------------------------------------------------------------------------------------------------
            $1,900,000          $152,000         $304,000         $456,000         $608,000        $  912,000
       -------------------------------------------------------------------------------------------------------
            $2,200,000          $176,000         $352,000         $528,000         $704,000        $1,056,000
       -------------------------------------------------------------------------------------------------------

           Final compensation for purposes of the New Benefit Formula is the average of the executive's three highest years of annual salary and bonus out of the last ten years of service. For this purpose, salary and bonus are the amounts shown in the salary and bonus columns of the Summary Compensation Table. The estimated credited years of benefit service for Messrs. Ryan, Rickard, Merlo, Zigerelli and Sgarro as of December 31, 2001 were 26, 2, 23, 3 and 4 years, respectively.

     Enhanced benefits are payable in a lump sum upon termination of employment following a change in control.

          Benefits under the New Benefit Formula are generally payable in annual installments for the life of the executive, but joint and survivor forms of payment of equivalent actuarial value may be elected.

Transactions with Directors and Officers

          In connection with the CVS/Arbor merger, in March 1998 CVS entered into a five year consulting agreement with Mr. Eugene Applebaum, the former Chairman and Chief Executive Officer of Arbor and a present director of CVS. Under the consulting agreement, Mr. Applebaum provides consulting services to CVS with respect to certain real estate matters and other mutually agreeable matters. For his services, Mr. Applebaum receives consulting fees of $450,000 per year. Mr. Applebaum also receives a payment of $25,000 upon the opening, relocation or acquisition of each store in Michigan or the Toledo metropolitan area during the term of the agreement. Additionally, during the term of the agreement, CVS provides office space, secretarial and support services, and a U.S. automobile comparable to those provided by Arbor to Mr. Applebaum at the time of the merger. CVS also reimburses Mr. Applebaum for all reasonable business expenses incurred by him in connection with carrying out CVS' business. Pursuant to the consulting agreement, CVS paid for health insurance benefits available to Mr. Applebaum and his spouse under his Arbor change in control agreement for two years after the CVS/Arbor merger (through March 31, 2000). Thereafter, CVS has continued and will continue to provide such health insurance benefits to Mr. Applebaum and his spouse until their deaths, but Mr. Applebaum and his spouse have been and will be responsible for the costs of maintaining such coverage. CVS has agreed to indemnify and hold Mr. Applebaum harmless against all cost, expense, liability and loss relating to his consulting services, to the same extent as CVS indemnifies its other directors and senior executive officers.

          In November 2001, the Audit Committee and the full Board of Directors approved an arrangement whereby one of CVS' preferred real estate developers purchased real estate located in South Carolina from a company with which Mr. Applebaum is affiliated for a purchase price of $1.3 million. After construction of a CVS store on the property, the preferred developer intends to assign the purchase contract to CVS. Based on appraisals received from two independent firms and the review and approval of the Audit Committee and the Board, CVS believes that the terms of this transaction were determined in an arms-length manner.

          In addition, Messrs. Eugene and Lawrence Goldstein, the sons of Stanley Goldstein, a director of the Company, each own minority interests in entities that lease two drugstores to CVS. These interests are described more fully in the paragraph below.

          CVS has entered into a single store lease with a limited liability company of which Messrs. Eugene and Lawrence Goldstein each own 30%. During 2001 CVS lease payments to this limited liability company amounted to approximately $179,550. CVS has also entered into a single-store lease with a company of which Messrs. Eugene and Lawrence Goldstein together own a 20% interest. During 2001 CVS lease payments to this company amounted to approximately $501,000. Both of the transactions described in this paragraph were approved in the ordinary course of business by the CVS real estate committee and were reviewed by our Audit Committee. Consequently, CVS believes that the terms of these transactions were determined in an arms-length manner.

ITEM 2:   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

          We have appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 28, 2002. We are submitting this selection to you for your approval. KPMG audited the Company's financial statements for the fiscal year ended December 29, 2001. The following summarizes the fees paid to KPMG for services rendered during fiscal 2001.

          Audit Fees

          The aggregate fees billed for services rendered by KPMG for the audit of our financial statements for the 2001 fiscal year and the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q for the 2001 fiscal year were approximately $809,000.

          Financial Information Systems Design and Implementation Fees

          KPMG did not render any services to CVS for financial information systems design and implementation during the 2001 fiscal year.

          All Other Fees

          The aggregate fees billed for all other services rendered by KPMG to CVS during the 2001 fiscal year exclusive of those services described above were approximately $1,301,000. These services consisted of tax services, acquisition and other audits, audits of employee benefit plans and our charitable foundation and other audit services.

          The Audit Committee of the Board of Directors has considered whether KPMG's provision of services other than services rendered in connection with the audit of CVS' annual financial statements is compatible with maintaining KPMG's independence.

          Representatives of KPMG will be at the Annual Meeting to answer your questions and will have the opportunity to make a statement if they so desire.

          If you do not ratify the appointment of KPMG LLP, the Board of Directors will reconsider its appointment.

          The Board of Directors recommends a vote FOR this proposal.

ITEM 3:   OTHER MATTERS
--------------------------------------------------------------------------------

          We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

Audit Committee Report

          The Audit Committee of the Board of Directors (for purposes of this report, the "Committee") is composed of four independent outside directors. The Committee has prepared the following report on its activities with respect to CVS' audited financial statements for the fiscal year ended December 29, 2001 (the "audited financial statements").

      . The Committee has reviewed and discussed the audited financial statements with management;

      . The Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statements on Auditing Standards No. 61;

      . The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence from CVS; and

      . Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the Board of Directors that the audited financial statements be included in CVS' Annual Report on Form 10-K for the fiscal year ended December 29, 2001, for filing with the U.S. Securities and Exchange Commission.

     William H. Joyce, Chair
     W. Don Cornwell
     Thomas P. Gerrity
     Marian L. Heard

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the 1934 Act requires our executive officers and directors and any persons who own more than 10 percent of our common stock ("reporting persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange ("NYSE"). These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC and NYSE. Based on a review of the copies of such forms furnished to the Company and written representations from our reporting persons, CVS believes that all forms were filed in a timely manner during fiscal 2001.

Proxy Solicitation

          We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail but we may also solicit by telephone, telegraph or in person. We have hired Morrow & Co. Inc. for a customary fee, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Stockholder Proposals for our Annual Meeting in 2003

          If you want to submit a proposal for possible inclusion in our proxy statement for the 2003 annual meeting of stockholders, you must ensure your proposal is received by us on or before November 19, 2002.

                                          Thomas M. Ryan
                                          Chairman of the Board, President and
                                          Chief Executive Officer

     March 19, 2002

                                 CVS CORPORATION
                Annual Meeting of Stockholders of CVS Corporation
                   Wednesday, April 17, 2002 at 10:00 a.m. EST
            CVS Headquarters, One CVS Drive, Woonsocket, Rhode Island

           THIS PROXY IS BEING SOLICITED BY THE CVS BOARD OF DIRECTORS

The undersigned hereby appoints each of Thomas M. Ryan and Ivan G. Seidenberg as the undersigned's proxies, each with full power to act without the other and with full power of substitution, to vote, as indicated on all matters referred to on the reverse side of this card and described in the proxy statement, all shares of common stock of CVS which the undersigned would be entitled to vote if present at the Annual Meeting and at any adjournments or postponements thereof.

Additional Voting Instructions for Certain CVS Employees: To the extent the undersigned is a participant in the CVS Corporation and Subsidiaries Employee Stock Ownership Plan (the "ESOP") and/or the CVS Corporation and Subsidiaries 401(k) Profit Sharing Plan, (the "Profit Sharing Plan"), the undersigned hereby instructs The Bank of New York: (i) as trustee under the ESOP, to vote, as indicated on the reverse side, all shares of Series One Convertible ESOP Preference Stock of CVS held in the ESOP, and (ii) as administrator of the Profit Sharing Plan, to vote, as indicated on the reverse side, all shares of CVS common stock held in the Profit Sharing Plan, in each case as to which the undersigned would be entitled to give voting instructions if present at the Meeting.

The undersigned hereby ratifies and confirms all that each of the proxies and/or The Bank of New York may lawfully do in the premises, and hereby revokes all proxies (or voting instructions in the case of Plan shares) previously given by the undersigned to vote at the Meeting and at any adjournments or postponements thereof. The undersigned acknowledges receipt of the notice of and the proxy statement for the Meeting.

THE BOARD RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

TO VOTE IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. IF THIS PROXY (OR VOTING INSTRUCTIONS, IN THE CASE OF PLAN SHARES) IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN AS TO ANY ITEMS SET FORTH IN THIS PROXY, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)

The Board of Directors recommends a vote FOR Items 1 and 2. To vote in accordance with the Board's recommendations, just sign below; no boxes need to be checked.

Item 1.    Election of 11 directors

        FOR  [_]          WITHHOLD  [_]       *EXCEPTIONS  [_]
                          AUTHORITY

Nominees: Eugene Applebaum, W. Don Cornwell, Thomas P. Gerrity, Stanley P. Goldstein, Marian L. Heard, William H. Joyce, Terry R. Lautenbach, Terrence Murray, Sheli Z. Rosenberg, Thomas M. Ryan, Ivan G. Seidenberg. *(Instructions: To withhold authority for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)


          -------------------------------------------------------------


Item 2. Proposal to ratify the appointment of KPMG LLP as CVS' independent auditors for the fiscal year ending December 28, 2002.

        FOR  [_]          AGAINST  [_]        ABSTAIN  [_]


Other Matters. In their discretion, Messrs. Ryan and Seidenberg, as proxies, and/or The Bank of New York, as trustee or administrator, are authorized to vote in accordance with their judgment upon such other business as may properly come before the Meeting.


THIS PROXY (OR VOTING INSTRUCTIONS, IN THE CASE OF PLAN SHARES) WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). This Proxy is solicited on behalf of the Board of Directors. Please mark, sign, date and return this proxy card using the enclosed prepaid envelope. This Proxy must be returned for your shares to be voted at the Meeting in accordance with your instructions if you do not plan to attend the Meeting and vote in person. Please indicate any change in address.

Please sign exactly as the name appears on this proxy card. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title.

Date _________________________________________, 2002

Signature:__________________________________________

Votes must be indicated (x) in black or blue ink.